Exhibit 99.1

NEWS RELEASE
BROOKFIELD HOMES ANNOUNCES RIGHTS OFFERING
Fairfax, Virginia, December 23, 2008 — (BHS: NYSE) Brookfield Homes Corporation today announced that it has filed a registration statement with the Securities and Exchange Commission with respect to a proposed rights offering to its common stockholders of up to 10,000,000 shares of 8% convertible preferred stock. Each whole right will entitle the holder to purchase one share of convertible preferred stock for $25.00. Each share of preferred stock will be convertible into common stock, at an initial conversion rate of 3.571428571 shares (equivalent to a conversion price of $7.00 per share).
Under the proposed rights offering, stockholders will receive 0.3735701 subscription rights for each share of common stock owned on the record date, subject to adjustment as contemplated by the terms of the rights offering.
Should the rights offering be fully subscribed, the company expects to receive gross proceeds of $250 million upon issuance of the shares of convertible preferred stock. The proceeds from the rights offering will be used for general corporate purposes, including repayment on the credit facility of an affiliate of our largest stockholder, Brookfield Asset Management Inc.
Stockholders who fully exercise their rights will be entitled to subscribe for additional shares of convertible preferred stock, if available, that were not subscribed for by other rights holders. Brookfield Asset Management Inc. has indicated its intention to exercise in full its subscription rights, and any over-subscription rights to which it may be entitled, but it has not entered into a binding agreement to do so.
The record, commencement and expiry dates for the offering will be determined at the time that the registration statement relating to the rights offering becomes effective.
This announcement does not constitute an offer to sell, or the solicitation of any offer to buy, any securities. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective.
A written prospectus for the rights offering may be obtained by contacting Brookfield Homes Corporation, 8500 Executive Park Avenue, Suite 300, Fairfax, Virginia 22031, Tel: 858-481-2567.
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Brookfield Homes Corporation
Brookfield Homes Corporation is a land developer and homebuilder. We entitle and develop land for our own communities and sell lots to third parties. We also design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. Our portfolio includes 26,000 lots owned and controlled in the Northern California; Southland / Los Angeles; San Diego / Riverside; and Washington D.C. Area markets.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
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Note: Certain statements in this press release that are not historical facts, including the proposed completion of a rights offering for $250 million shares of convertible preferred stock and those statements preceded by, followed by, or that include the words “proposed”, “planned”, “anticipate”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.